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                                                                    EXHIBIT 15.1

November 18, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  10549

Re:  Parker Drilling Company Registration on Form S-4

We are aware that our reports dated May 7, 2004, August 6, 2004 and November 8, 2004, on our reviews of the interim financial information of Parker Drilling Company for the three month periods ended March 31, 2004 and 2003, the three and six month periods ended June 30, 2004 and 2003 and the three and nine month periods ended September 30, 2004 and 2003 and included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 are incorporated by reference in its registration statement on Form S-4 dated November 18, 2004.

PricewaterhouseCoopers LLP